EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the financial statements of WPP Group plc (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the nature and effect of differences between International Financial Reporting Standards and accounting principles generally accepted in the United States of America) and management's report on the effectiveness of internal control over financial reporting dated June 25, 2007, appearing in the Annual Report on Form 20-F of WPP Group plc for the year ended December 31, 2006.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
London, England
August 1, 2007